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PROXY Governance Inc. Endorses All Nine SM&A Directors in
May 23 Election
Proxy Advisor Rejects Steven Myers and Three Friends
Newport Beach, CA—May 13, 2008— SM&A said today it is gratified that PROXY Governance Inc., one of the leading proxy advisory firms, recommended stockholders reject former CEO Steven Myers’ de facto takeover attempt and endorsed all nine current directors for reelection.
The PROXY Governance decision follows a similar recommendation last week by proxy advisor Glass Lewis that also recommended stockholders vote for all nine current SM&A directors.
In reaching its determination, PROXY Governance called Myers’ plan for the company “less comprehensive and less compelling than the transformational strategic plan the new management team has already begun to execute.”
PROXY Governance also said that SM&A’s current strategic plan “speaks to an aligned board and executive team with a far more comprehensive vision of where, how and why the company will transform itself and the markets in which it competes.”
Myers has been seeking to effectively regain control of the company via board seats for himself and three of his friends at SM&A’s May 23 annual meeting. Myers was forced to retire from the company last year due to performance-related issues when the current board declined to renew his contract.
Earlier today, SM&A announced its directors had received an unsolicited letter from the company’s most senior proposal managers expressing “unqualified support” for the company’s current directors and its leadership team headed by Cathy McCarthy, President and Chief Executive Officer.
“We are pleased that both PROXY Governance and Glass Lewis have now recognized the valuable contribution our current board members make and the strength of our strategic plan, as well as the arguments we and our employees have put forth that our stockholders should reject Myers’ transparent, self-serving efforts,” said SM&A Chairman Dwight L. Hanger.

We urge you to Vote your White Proxy Card today to
re-elect your current Board and
empower them to continue to guide SM&A to future success.
The Stockholder meeting will be on Friday, May 23, 2008 with stockholders of record as of April 9, 2008 eligible to vote.
If you have any questions or need assistance in voting, contact
MacKenzie Partners, Inc.
Toll-Free: (800) 322-2885
winsproxy@mackenziepartners.com
Please discard and do not sign any gold proxy cards sent to you by Myers.
About SM&A
SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won. Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services. From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.
All stockholders of SM&A are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by SM&A for use at the 2008 annual meeting of stockholders of SM&A. They contain important information regarding the election of directors and other matters. The definitive proxy statement and form of proxy have been mailed to stockholders of record of SM&A along with other relevant documents. They are available at no charge on the SEC’s website at

http://www.sec.gov In addition, SM&A will provide copies of the definitive proxy statement without charge upon request.
Some statements made in this news release refer to future actions, strategies, or results that involve a number of risks and uncertainties. Any number of factors could cause actual results to differ materially from expectations, including a shift in demand for SM&A’s Competition Management and Program services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007. Actual results may differ materially from those expressed or implied. The company does not undertake any duty to update forward-looking statements.
Contact:
Media Contact:
Sitrick and Company
Mike Sitrick/Jim Bates, 310-788-2850
or
Investor Contact:
MacKenzie Partners
Amy Bilbija, 650-798-5206
Senior Vice President
or
SM&A
Jim Eckstaedt, 949-975-1550 ext. 296
Executive Vice President and Chief Financial Officer
Source: SM&A